Exhibit 35.3

SEMT 2013-8; SEMT 2013-9; SEMT 2013-10; SEMT 2013-11; SEMT 2013-12;

SEMT 2014-1; SEMT 2014-2; SEMT 2014-3; SEMT 2014-4

SERVICER COMPLIANCE STATEMENT (ITEM 1123)

Cenlar FSB

The undersigned, a duly authorized officer of Cenlar FSB, as servicer (the “Servicer”) pursuant to the applicable servicing agreements governing the securities listed on Exhibit A, does hereby certify that:

1. A review of the Servicer’s activities during the period 1/1/14 to 12/31/14, (the “Reporting Period”) and of the Servicer’s performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2015.

By:	/s/ Michael Blair
	Name:	Michael Blair
	Title:	Senior Vice President